UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2015 (May 12, 2015)

E. I. du Pont de Nemours and Company

(Exact name of registrant as specified in its charter)

Delaware	1-815	51-0014090
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1007 Market Street, Wilmington, Delaware	19898
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (302) 774-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation or an Off-Balance Sheet Arrangement of a Registrant.

Chemours Financing Transactions

The Chemours Company (“Chemours”), a wholly-owned subsidiary of E. I. du Pont de Nemours and Company (“DuPont”), entered into certain financing transactions described below in connection with DuPont’s previously announced proposed pro rata distribution of Chemours common stock to holders of DuPont common stock, subject to customary closing conditions (the “Separation”).

Chemours used the proceeds from the financing transactions to fund a distribution to DuPont of approximately $3.9 billion, consisting of a cash distribution of approximately $3.4 billion and a distribution in-kind of Chemours Exchange Notes (as defined below) with an aggregate principal amount of $507 million, as more fully described below, and in recognition of the assets contributed to it by DuPont in anticipation of the Separation. DuPont expects to return an amount equal to substantially all of the aggregate proceeds from the Chemours distributions to DuPont stockholders through share repurchases within 12 to 18 months from the effective date of the Separation.

Senior Unsecured Notes

On May 12, 2015, Chemours issued $1,350 million aggregate principal amount of 6.625% senior unsecured notes due 2023 (the “2023 notes”), $750 million aggregate principal amount of 7.000% senior unsecured notes due 2025 (the “2025 notes”) and €360 million aggregate principal amount of 6.125% senior unsecured notes due 2023 (the “Euro notes” and, together with the 2023 notes and the 2025 notes, the “Notes”). $507 million of the 2025 notes relates to the Exchange Agreement as more fully described below.

The Notes were issued pursuant to an indenture (the “Base Indenture”), as supplemented by that certain first supplemental indenture (the “First Supplemental Indenture”) with respect to the 2023 notes, second supplemental indenture (the “Second Supplemental Indenture”) with respect to the 2025 notes and third supplemental indenture (the “Third Supplemental Indenture” and, together with First Supplemental Indenture, the Second Supplemental Indenture and the Base Indenture, the “Indenture”) with respect to the Euro notes, among Chemours, the Guarantors (as defined below), U.S. Bank National Association, as trustee (the “Trustee”), Elavon Financial Services Limited, UK Branch, as paying agent for the Euro notes, and Elavon Financial Services Limited, as registrar and transfer agent for the Euro notes, each dated as of May 12, 2015.

The 2023 notes mature on May 15, 2023 and bear interest at a rate of 6.625% per year. The 2025 notes mature on May 15, 2025 and bear interest at a rate of 7.000% per year. The Euro notes mature on May 15, 2023 and bear interest at a rate of 6.125% per year. Interest on the Notes is payable on May 15 and November 15 of each year, beginning on November 15, 2015.

Each series of Notes is or will be fully and unconditionally guaranteed, jointly and severally, by Chemours’ existing and future domestic subsidiaries that guarantee (the “Guarantors”) the Senior Secured Credit Facilities or that guarantee other indebtedness of Chemours or any guarantor in an aggregate principal amount in excess of $75.0 million (the “Guarantees”). The Notes are unsecured and senior obligations of Chemours. The Guarantees are unsecured and senior obligations of the Guarantors.

If the Separation has not been completed on or before November 30, 2015, or, if, prior to such date, DuPont has abandoned the Separation, then Chemours will be required to redeem each series of Notes at a redemption price equal to (a) 100% of the initial issue price of such series if the applicable redemption date is on or before August 15, 2015 and (b) 101% of the principal amount of such series of Notes if the applicable redemption date is after August 15, 2015, in each case, plus accrued and unpaid interest to, but excluding, the redemption date.

At the option of Chemours, the 2023 notes and the Euro notes will be redeemable in whole or in part, at any time on or after May 15, 2018, and the 2025 notes will be redeemable, in whole or in part, at any time on or after May 15, 2020, in each case at specified prices, plus accrued and unpaid interest to the redemption date. In addition, Chemours may redeem all or a portion of the 2023 notes and Euro notes prior to May 15, 2018, in each case at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, plus a “make whole” premium to, but excluding, the redemption date.

Additionally, until May 15, 2018, Chemours may redeem up to 35% of the original amount of each of the 2023 notes and the Euro Notes at any time and from time to time with the net cash proceeds of one or more equity offerings at a price equal to 106.625% and 106.125%, respectively, of the principal amount of such series of Notes, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

The Indenture includes certain covenants relating to debt incurrence, liens, restricted payments, assets sales, and transactions with affiliates, changes in control, and mergers or sales of all or substantially all of Chemours’ assets. The Indenture provides for customary events of default (subject, in certain cases, to customary grace periods), which include nonpayment on the Notes, breach of covenants in the Indenture, payment defaults or acceleration of other indebtedness over a specified threshold, failure to pay certain judgments over a specified threshold and certain events of bankruptcy and insolvency. Generally, if an event of default occurs, the trustee under the Indenture or holders of at least 25% of the aggregate principal amount of all then outstanding Notes of the applicable series may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes of such series to be due and payable immediately.

Exchange Agreement

On May 12, 2015, DuPont completed the transactions contemplated by the exchange agreement (the “Exchange Agreement”), dated May 5, 2015, pursuant to which it exchanged with Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC (together, the “Investment Banks”) $507 million aggregate principal amount of the Chemours 2025 notes (the “Chemours Exchange Notes”) for $151.8 million aggregate principal amount of DuPont’s outstanding 1.95% Notes due 2016, $277.0 million aggregate principal amount of DuPont’s outstanding 2.75% Notes due 2016 and $58.9 million aggregate principal amount of DuPont’s outstanding 5.25% notes due 2016 (together, the “DuPont Exchange Notes”).

Pursuant to the Exchange Agreement (i) DuPont transferred the Chemours Exchange Notes to the Investment Banks, and (ii) the Investment Banks transferred the DuPont Exchange Notes to DuPont.

Registration Rights Agreement

On May 12, 2015, Chemours and the Guarantors entered into a registration rights agreement relating to the Notes with Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC, as representatives of the dollar purchasers of the 2023 notes and 2025 notes and Credit Suisse Securities (USA) LLC and J.P. Morgan Securities plc, as representatives of the Euro purchasers of the Euro notes (the “Registration Rights Agreement”). The Registration Rights Agreement requires Chemours and the Guarantors, at their cost, to, among other things, use their commercially reasonable efforts to effect a registered exchange offer of the Notes and the Guarantees for registered notes and guarantees with identical terms (except for the transfer restrictions relating to the Notes and additional interest provisions) no later than August 20, 2016, which is 465 days after the date of issuance of the Notes (the “Exchange Date”). In addition, under certain circumstances, Chemours and the Guarantors may be required to file a shelf registration statement to cover resales of the Notes.

If Chemours and the Guarantors fail to consummate such exchange offer by the Exchange Date, and a shelf registration statement, if required, has not been declared effective or such registration statement thereafter ceases to be effective during the applicable period (subject to certain exceptions) (each such event, a “Registration Default”), Chemours will be obligated to pay additional interest to each holder of the Notes that are subject to transfer restrictions, with respect to the first 90-day period immediately following the occurrence of a Registration Default, at a rate of 0.25% per annum on the Notes. The amount of additional interest will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of additional interest for all Registration Defaults of 0.50% per annum.

Senior Secured Credit Facilities

On May 12, 2015, Chemours entered into a credit agreement (the “Credit Agreement”) with a syndicate of banks providing for a seven-year $1.5 billion senior secured Term Loan B Facility (the “Term Loan Facility”) and a five-year $1.0 billion senior secured Revolving Credit Facility (“the Revolving Credit Facility” and together with the Term Loan Facility, the “Senior Secured Credit Facilities”).

The Credit Agreement permits Chemours, subject to customary conditions, to incur incremental term loan borrowings and/or increase commitments under the Revolving Credit Facility in an aggregate amount not greater than (i) $700 million plus (ii) an unlimited amount, so long as, on a pro forma basis after giving effect to any such increases, its senior secured net leverage ratio does not exceed 1.50 to 1.00. Incremental term loan borrowings and revolving commitments are uncommitted and the availability thereof will depend on market conditions at the time Chemours seeks to incur such borrowings and/or commitments.

The Senior Secured Credit Facilities bear interest, at Chemours’ option, at a rate equal to an adjusted base rate or LIBOR, plus, in each case, an applicable margin. In the case of the Term Loan Facility, the adjusted base rate and LIBOR will not, in any event, be less than 1.75% and 0.75%, respectively. The applicable margin is equal to, (i) in the case of the Term Loan Facility, 2.00% for base rate loans and 3.00% for LIBOR loans and (ii) in the case of the Revolving Credit Facility, a range based on our total net leverage ratio between (a) 0.50% and 1.25% for base rate loans and (b) 1.50% and 2.25% for LIBOR loans. Chemours is required to pay a commitment fee on the average daily unused amount of the Revolving Credit Facility at a rate based on its total net leverage ratio, between 0.20% and 0.35%. With respect to outstanding letters of credit issued under the Revolving Credit Facility, Chemours is required to pay letter of credit fees equal to the product of (A) the applicable margin with respect to Eurocurrency borrowings and (B) the average amount available to be drawn under such letters of credit, as well as customary fronting fees. Interest, commitment fees and letter of credit fees are generally payable quarterly in arrears (or in the case of borrowings with an interest period of 3 months or less, at the end of the applicable interest period).

The Term Loan Facility amortizes in equal quarterly installments equal to 1.00% per annum, with the balance due at maturity. Chemours is permitted to voluntarily prepay loans and/or reduce the commitment under the Senior Secured Credit Facilities, in whole or in part, without penalty or premium subject to certain minimum amounts and increments and the payment of customary breakage costs; provided that any prepayment of the Term Loan Facility on or prior to twelve months after the credit facility effective date with proceeds from a re-pricing transaction will require a prepayment premium equal to 1.00% of such loans prepaid. Mandatory prepayments are not required under the Revolving Credit Facility. Mandatory prepayments are required under the Term Loan Facility using the net cash proceeds from certain asset sales, casualty and condemnation events and indebtedness and from excess cash flow (each subject to customary thresholds and exclusions).

If the Separation has not been completed on or before November 30, 2015, or if prior to such date, DuPont has abandoned the Separation, then Chemours will be required to repay all loans outstanding under the Senior Secured Credit Facilities together with all accrued and unpaid interest and fees, and the commitments under the Revolving Credit Facility will be terminated.

Chemours’ obligations under the Senior Secured Credit Facilities are guaranteed on a senior secured basis by all of its material domestic subsidiaries, subject to certain agreed upon exceptions. The obligations under the Senior Secured Credit Facilities are also, subject to certain agreed upon exceptions, secured by a first priority lien on substantially all of Chemours and its material wholly-owned domestic subsidiaries’ assets, including 100% of the stock of domestic subsidiaries and 65% of the stock of certain foreign subsidiaries.

The Credit Agreement contains financial covenants which, solely with respect to the Revolving Credit Facility, require Chemours (i) not to exceed a maximum total net leverage ratio and, (ii) to maintain a minimum interest coverage ratio of at least 3.00 to 1.00, except during any period in which Chemours has achieved an investment grade rating as specified in the Credit Agreement. In addition, the Credit Agreement contains customary affirmative and negative covenants that, among other things, limit or restrict Chemours’ and its subsidiaries’ ability, subject to certain exceptions, to incur liens, merge, consolidate or sell, transfer or lease assets, engage in sale and leaseback transactions and certain hedging arrangements, make investments, pay dividends, transact with affiliates and incur indebtedness. The Credit Agreement also contains customary representations and warranties and events of default.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E. I. DU PONT DE NEMOURS AND COMPANY

By:	/s/ Barry J. Niziolek
Name:	Barry J. Niziolek
Title:	Vice President and Controller

Date: May 12, 2015